UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 12, 2007
Date of Report (Date of earliest event reported)
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 12, 2007, the Compensation Committee of PRG-Schultz International, Inc. (the “Company”), following consultation with and approval of the Company’s Nominating and Corporate Governance Committee, granted options to purchase 17,391 shares of the Company’s common stock for $12.89 per share, the closing price of the Company’s common stock on September 12, 2007, to each of the Company’s non-employee directors named below:
David A. Cole
Eugene I. Davis
Patrick G. Dills
N. Colin Lind
Philip J. Mazzilli, Jr.
Steven P. Rosenberg
The options are not considered incentive stock options for tax purposes and were granted pursuant to the terms and conditions of the Company’s Stock Incentive Plan and the form of Non-Employee Director Stock Option Agreement (the “Agreement”) which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
The options vest in full upon the earlier of (i) the date of, and immediately prior to, the Company’s 2008 annual meeting of shareholders and (ii) June 1, 2008, subject to acceleration upon a change of control as described in the Agreement. Unvested options are forfeited when a director leaves the board. The options terminate on September 12, 2014, except that vested options held by a director who leaves the board before a change of control will terminate three years after termination of board service, if such date occurs before September 12, 2014.
Item 9.01 Financial Statements and Exhibits.
(d)      Exhibits.
     10.1       Form of Non-Employee Director Stock Option Agreement.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: September 17, 2007